Exhibit 99.1

Keating Capital Provides Update on Portfolio Companies

Pre-IPO Investor Details Select Portfolio Companies’ Progress in Q1 2014

Several Portfolio Companies may Complete an IPO in Q2 or Q3 2014

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--April 3, 2014--Today Keating Capital, Inc. (the “Company”) (Nasdaq: KIPO), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, provided an update on significant milestones and accomplishments of select portfolio companies during Q1 2014. Additionally, management reaffirmed its belief that several portfolio companies may complete an IPO in Q2 or Q3 2014. As of December 31, 2013, Keating Capital had a total of 17 portfolio company investments (two publicly-traded companies and 15 private companies) with a cost basis of $55.6 million and a fair value of $62.0 million. The portfolio company values included with each portfolio company update are as of December 31, 2013.

Portfolio Company Updates

  On February 13, 2014, BrightSource Energy, Inc., a solar thermal technology company, announced that its Ivanpah project, the world’s largest solar thermal power project, is delivering solar electricity to California customers. The 392 megawatt $2.2 billion Ivanpah project is co-owned by NRG Energy, Inc., Google and BrightSource and located in the Mojave Desert. On February 18, 2014, MIT Technology Review announced the inclusion of BrightSource on its “50 Smartest Companies” list for 2014, which highlights the world’s most innovative technology companies. The fair value of Keating Capital’s investment in BrightSource was $1.7 million, representing 2.3% of net assets.
  On March 10, 2014, Deem, Inc., which operates an e-commerce network that connects a large and diverse ecosystem of consumers, businesses, channel partners and merchants, and which is Keating Capital’s most recent portfolio company investment, signed an exclusive memorandum of understanding to collaborate and build Deem’s China-based Commerce-as-a-Service (“CaaS”) platform with ChinaSoft International Limited, a Hong Kong Stock Exchange listed IT services company. As part of the transaction, ChinaSoft International also made a minority investment in Deem. The fair value of Keating Capital’s investment in Deem was $3.0 million, representing 4.1% of net assets.
  On January 9, 2014, Harvest Power, Inc., a pioneer in sustainable management of organic waste, announced that a new CEO, Kathleen Ligocki, will lead the company and that Paul Sellew, Harvest’s founder, will become Executive Chairman and focus on growth initiatives. On February 20, 2014, Harvest Power announced the opening of its Central Florida Energy Garden, whose first customer is the Walt Disney World Resort. The anaerobic digestion facility will process more than 120,000 tons of organic waste annually while producing 5.4 MW of combined heat and power. Harvest Power was named one of “The World’s 50 Most Innovative Companies 2014” by Fast Company. The fair value of Keating Capital’s investment in Harvest Power was $2.8 million, representing 3.8% of net assets.
  On March 10, 2014, Kabam, Inc., a free-to-play gaming company, announced that it acquired San Francisco game studio Phoenix Age, Inc., maker of the popular role-playing games Castle Age and Underworld Empire, both of which appear on the top grossing charts. Kabam is the fastest growing Internet media company in the San Francisco Bay Area and the 17th fastest growing company overall in the U.S., according to Deloitte LLP. And according to the company, Kabam generated revenue of more than $360 million in 2013, a 100% increase over 2012, and projects revenues in excess of $550 million in 2014. The fair value of Keating Capital’s investment in Kabam was $1.6 million, representing 2.2% of net assets.
  On January 3, 2014, Metabolon, Inc., a metabolomics-based diagnostic and research firm, announced that its recent $15 million Series E financing round led by Camden Partners is expected to support the recent launch of ProstarixTM, a prostate cancer diagnostic test, and the continued development of QuantoseTM IGT, a bladder cancer diagnostic test. In Q1 2014, Metabolon also announced the signing of collaboration agreements with: (i) the Carlos Slim Institute, Patia and Clinica Ruiz to bring its QuantoseTM prediabetes diagnostic test to Mexico, and (ii) Human Longevity Inc., a newly-launched venture of Dr. Craig Venter who was the first person to successfully sequence the human genome. The fair value of Keating Capital’s investment in Metabolon was $6.1 million, representing 8.4% of net assets.
  On January 27, 2014, Millennial Media (NYSE: MM), a mobile advertising platform, announced a newly appointed CEO, Michael Barrett, who most recently served as Chief Revenue Office at Yahoo, Inc. Also, on January 27, 2014, Millennial Media announced its Q4 2013 and full-year financial results. For the full year 2013, on a pro forma combined revenue basis (including results from previous Keating Capital portfolio company Jumptap), revenue increased to $325 million compared to full-year 2012 revenue of $241 million, a 35% increase. The fair value of Keating Capital’s investment in Millennial Media was $8.1 million, representing 11.1% of net assets.
  Tremor Video, Inc. (NYSE: TRMR), a provider of technology-driven video advertising solutions, completed its IPO on June 26, 2013 at a price to the public of $10.00 per share. After briefly trading at above $11.00 prior to Q3 2013 earnings, Tremor dropped over 50% on November 8th, after lowering revenue and earnings guidance. On February 20, 2014, Tremor Video reported its Q4 2013 and full-year financial results. For the full year total revenue for Tremor Video grew by 25% year-over-year to $132 million; and the company had a net loss of ($13.5) million, or ($0.47) per share. The fair value of Keating Capital’s investment in Tremor Video was $3.5 million, representing 4.8% of net assets.
  On December 12, 2013, TrueCar, Inc., a negotiation-free car-buying platform, announced that its nearly 7,000 dealer partners have completed over 1 million automobile sales transactions since inception, and nearly 400,000 in 2013. According to the company, in November 2013, TrueCar.com users accounted for approximately 2.3% of all new car sales in the U.S. The fair value of Keating Capital’s investment in TrueCar was $3.7 million, representing 5.1% of net assets.
  Xtime, Inc., a provider of cloud-based, customer retention software solutions for automotive manufacturers and dealer service departments, announced on January 22, 2014, it grew 50% in 2013, and is now booking more than 2 million appointments per month for over 6,000 dealerships. Xtime is the exclusive or preferred retention provider for 12 automotive OEMs, including Audi, BMW, Honda, Hyundai, Infiniti, Kia, Lexus, Nissan, MINI, Toyota Canada, Volkswagen and Volvo. The fair value of Keating Capital’s investment in Xtime was $5.8 million, representing 8.0% of net assets.

Portfolio Company IPO Progress

It has been about one and three-quarter years since Keating Capital became fully invested in June 2012.

Keating Capital typically expects its private portfolio companies to complete IPOs in two years, and the typical holding period for a portfolio company is expected to be four years.

Management believes a number of the fund’s private portfolio companies are achieving key operating milestones as they progress toward an expected IPO, and that several of these companies may complete an IPO in the second or third quarter of this year. Further, management expects a majority of Keating Capital’s private portfolio companies to complete an IPO or strategic sale/merger over the course of the next four to eight quarters.

About Keating Capital, Inc.

Keating Capital (www.keatingcapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. Keating Capital provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that Keating Capital believes typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, please visit our website, which has recently been enhanced to include:

  Declared distributions and historical dividends (http://ir.keatingcapital.com/distributions)
  Net asset value (calculated and updated quarterly) (http://ir.keatingcapital.com/net-asset-value)
  Portfolio company dispositions (http://ir.keatingcapital.com/exited-companies)

The website will continue to contain all of Keating Capital’s SEC filings, press releases and upcoming events.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Portfolio Company Information

The information contained in the Portfolio Company Updates section of this press release has been sourced from various websites, press releases, blogs and other media of the portfolio company and/or third parties that are not associated with Keating Capital. Keating Capital assumes no liability for this information and makes no representations regarding the accuracy or completeness of such information. This information may change at any time.

Third Party Websites

The hyperlinks to portfolio companies’ websites are located on third party servers that are not associated with Keating Capital. Keating Capital does not endorse these websites, their sponsors, or any of the policies, activities, products, or services offered on these sites or by any advertiser on the sites. Keating Capital does not take responsibility for third party websites and is not responsible for the accuracy or completeness of any business, financial or other information contained on such websites.

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com